Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Iris Energy Limited

Sydney, NSW, Australia

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 13, 2022, relating to the consolidated financial statements of Iris Energy Limited, appearing in the Annual Report on Form 20-F of Iris Energy Limited for the year ended
June 30, 2022.

/s/ArmaninoLLP

Dallas, Texas

June 30, 2023